Exhibit 10.11

December 5, 2002

Nadine Melka

Subject:  Employment Offer

Dear Nadine,

I am pleased to offer you employment as Vice President, Corporate Strategy and Chief Marketing Officer, reporting directly to me.  This offer is contingent upon the approval of Ditech’s Board of Directors - Compensation Committee.

Your compensation package consists of the following:

•      Base salary of $200,000.

•                       Eligibility for a Management Bonus of up to $75,000 for the first year of your employment.  The bonus up to April 30, 2003 will be prorated and based on attainment of individual performance objectives.  Thereafter, it will be based on corporate and individual objectives.  The Management Bonus program in general, and your bonus in particular, are subject to change, including elimination of the program, at the sole discretion of the Company.

•                       Sign-on bonus of $50,000.  However, you must repay the bonus to Ditech if you are terminated for cause or if you leave Ditech of your own accord prior to 12 months of employment.

Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted stock options to purchase 200,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is approved by Ditech’s Board of Directors.  The option will be subject to the terms and conditions applicable to options granted under our Stock Plan, as described in that Plan and the applicable stock option agreement.  The option will be immediately exercisable and are Non-qualified options.  The purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares.

You will vest in 25% of the option shares after 12 months of continuous service and the balance will vest in monthly installments over the next 36 months

Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be eligible to receive a grant of stock options to purchase 50,000 shares of the Company’s Common Stock.  The exercise price per share will be equal to the fair market value per share on the date the option is approved by Ditech’s Board of Directors.  The option will be subject to the terms and conditions applicable to options granted under our Stock Plan, as described in that Plan and the applicable stock option agreement.  The option will be immediately exercisable and are Non-qualified options.  The purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares.  Vesting will be set by the Board of Directors.  However these shares will be subject to acceleration upon achievement of certain milestones targeted within 12 months of your employment.  Further details will be provided in your stock option agreement.

The company will employ you on an “at will” basis, described below.  However, if the company terminates your employment for any reason other than cause or if there is a change of control in the company and you are not offered an equivalent position by the acquiring company, during the first six months of service only, then the Company will continue to pay your base salary for six months from the notification of intent to separate.  “Cause” means (i) gross negligence or willful misconduct in the performance of your duties; (ii) failure to perform your duties, after reasonable notice and opportunity to cure any such failure; (iii) commission of any act of fraud; or (iv) conviction of a felony or a crime involving moral turpitude causing actual or potential harm to the business of the company.  This severance benefit will be in lieu of any other severance policy of general application to company employees.  After the first 6 months, you will only be entitled to severance under any severance policy of general application, if any. The same salary continuation period will be credited as continuous service for purposes of the stock options described.  However, the stock vesting continuation is capped at one year from your start date.  Any milestones targeted within the first 12 months of employment that have been achieved will be credited.  The applicability of this is described above, and applicable to your first 6 months of service only.  This paragraph will not apply unless you (a) have executed a general release (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have agreed not to prosecute any legal action for other proceedings based on those claims.  This paragraph is subject to Board approval.   The normal exercise period for stock options pursuant to the plan is 90 days from date of termination.

Executive compensation is reviewed at the beginning of our fiscal year on May 1st.

Your benefit package with Ditech Communications Corporation will include Health insurance coverage (with partial premium due if for family coverage) beginning the first of the month after date of employment, Life and Long Term Disability insurance with option for additional coverage, Flexible Spending Program participation, Employee Stock Purchase Program (ESPP) and 401(k) participation.  Eligibility for 401(k) is effective after 90 days of employment.  ESPP contribution period begins June 1, 2003.

Your employment with Ditech Communications Corporation is at-will.  This means that either you or the company may terminate the employment relationship at any time, with or without cause, and with or without prior notice.  This at-will provision is only subject to change in writing signed by the CEO of the company.  You will be asked to sign the statement of your acceptance and a confidentiality agreement when you report to work.

This offer letter constitutes the entire terms of the offer of employment with the company, and supersedes all prior negotiations and agreements, whether written or oral, relating to the subject matter of the offer.

I look forward to working with you and having you as a part of our valuable and dynamic team!  Please indicate your acceptance by signing and returning this letter by December 6, 2002.  This offer is valid only until December 6, 2002.  You may fax your acceptance to (650) 564-9593.

Sincerely,	Accepted by:

/s/ Timothy K. Montgomery	/s/ Nadine Melka	December 19, 2002
Timothy K. Montgomery President and CEO	Nadine Melka	Date